Exhibit 10.50

[***] Certain information has been excluded pursuant to Regulation S-K, Item 601(b)(10)(iv) from this Document because it is both not material and is the type that the registrant treats as private or confidential.

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is made as of September 1, 2021 (the “Effective Date”), by and among Ferring International Center S.A., a company incorporated pursuant to the laws of Switzerland, having its principal place of business at Ch. De la Vergognausaz 50, 1162 Saint-Prex, Switzerland (“Ferring”) (“Licensor”), and SciVac Ltd, a company incorporated under the laws of Israel, having a place of business at 13 Gad Feinstein Rd Rehovot, 7610303 Israel (“Licensee”) and VBI Vaccines Inc. a company incorporated under the laws of British Columbia, Canada, having a place of business at 160 Second Street, Cambridge, MA 02142 (“Guarantor”).

PREMISES

1st.	Guarantor is the parent company of Licensee, which manufactures and sells a prophylactic Hepatitis B vaccine in association with the trademark Sci-B-Vac;

2nd.	Licensee is party to that certain License Agreement which was signed in June 2004 by Savient Pharmaceuticals (“Savient”) and and SciGen Ltd. (“SciGen”) and subsequently amended by four separate amendments (the “Original License”), pursuant to which a license was granted to certain rights related to the manufacture and marketing of Sci-B-Vac and which Original License completely replaced two Prior Agreements (as defined herein) between the Parties;

3rd.	Through a series of transactions, the Licensor assumed the rights and obligations of Savient and Licensee assumed the obligations of SciGen;

4th.	The Parties hereto have decided, based upon the approval of Sci-B-Vac (using the brand name PreHevbrio™) by the FDA in the United States (the “Approved Product”) and in order to advance the development and commercialization of Sci-B-Vac and to resolve their dispute regarding the payment of royalties under the Original License, to modify and clarify their respective rights and obligations; and

5th.	The Parties wish to replace the Original License and the terms and conditions thereunder with the terms and conditions of this Agreement.

IN CONSIDERATION of the mutual undertakings and covenants set forth herein, the sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions For the purposes of this Agreement, the following terms shall have the meaning set forth below:

1.1.	“Affiliate” of either one of the Parties hereto shall mean any individual, sole proprietorship, firm, partnership, corporation, trust, joint venture or other entity, whether de jure or de facto, which, directly or indirectly, controls, is controlled by or is under common control with such person or entity. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the policies and management of a person or entity, whether by the ownership of stock, by contract or otherwise.

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1.2.	“BTGIL” means Bio-Technology General (Israel) Ltd., an Affiliate of Licensor, existing under the laws of Israel and having a place of business in Be’er Tuvia, Israel.

1.3.	“CHO” means Chinese Hamster Ovary.

1.4.	“Clone” means genetically engineered CHO cells encoding the Hepatitis B Antigen.

1.5.	“CMO” means a third party contract manufacturer selected by Licensee for the manufacture of Product, which can include a joint venture entity involving Licensee.

1.6.	“Combination Vaccine” means (i) a vaccine containing portions of two or more separate vaccines, in all cases including the Product; or (ii) any product containing both (x) the Product and (y) one or more other active agents, toxins, radioisotopes, adjuvants or other active ingredients, which do not by themselves constitute Products, and which are components of the Combination Vaccine whether packaged separately but sold together or packaged and sold together. For the avoidance of doubt, while a “Combination Vaccine” contains the Product, a “Combination Vaccine” shall not itself be deemed a “Product” for purposes of this Agreement; it being understood that the Approved Product is a Product and not a “Combination Product” under this Agreement.

1.7.	“Confidential Information” means the Technology, the Process and all information and data of any kind, which by its nature is confidential or proprietary, whether such information is disclosed orally, by observation during visits to or inspections of the disclosing Party’s facilities, or in writing or in any other form. For the avoidance of doubt, Confidential Information shall be deemed to include information and data exchanged between the Parties prior to the Signature Date and under the Original License.

1.8.	“Distributor” means a third party to which Licensee may grant the right to Market Product in any country or countries in the Territory, pursuant to Section 6 below.

1.9.	“Effective Date” shall have the meaning given thereto in the preamble.

1.10.	“Formulated” means sterilized bulk Product with added buffer followed by adsorption onto alhydrogel.

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1.11.	“HBsAg” means Hepatitis B Antigen produced using the Clone.

1.12.	“Hepatitis B Antigen” means S, Pre-S1 and Pre-S2 epitopes of the hepatitis B virus.

1.13.	“Hepatitis B Competitor” means any recombinant product comprising [***] or a [***], or the active ingredients for such a product, other than the Product and a Combination Vaccine

1.14.	“IIA” means the Israel Innovation Authority, formerly known as the Office of the Chief Scientist of the Ministry of Trade, Industry and Labor of Israel.

1.15.	“License Period” shall have the meaning ascribed to it in Section 14.1.

1.16.	“Licensed Indications” means all pharmaceutical uses for which Regulatory Approval is obtained for the Product.

1.17.	“Market” or “Marketing” means promotion and/or marketing and/or distribution and/or sale of the Product.

1.18.	“Net Sales” means the ex-works selling price for Product (in bulk or in its final presentation) or Combination Vaccine (calculated as set forth below) invoiced by Licensee, or an Affiliate or designee of Licensee or a Sub-Licensee, for the first sale of such Product or Combination Vaccine to a third party, as established in a bona fide arms length transaction between Licensee or an Affiliate or designee of Licensee or Sub-Licensee and such third party less the following deductions actually incurred, allowed, paid, accrued or specifically allocated in its financial statements for:

(a) customary and reasonable trade, quantity, and cash discounts, wholesaler allowances and inventory management fees;

(b) customary and reasonable credits, rebates and chargebacks (including those to managed-care entities, purchasing entities and government agencies), and allowances or credits to customers on account of rejections or returns (including wholesaler and retailer returns) or on account of retroactive price reductions affecting such Product;

(c) freight and transportation charges relating to such Product, including handling and insurance thereof; and

(d) sales (such as VAT or its equivalent) and excise taxes, other consumption taxes, and customs duties (excluding any taxes paid on the income from such sales) to the extent not otherwise reimbursed by a credit or a refund for such taxes, duties or payments made.

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Net Sales shall also include the fair market value of Product transferred by Licensee to related parties for onward sale or use or on consignment. Net Sales shall specifically exclude: (i) the fair market value of amounts of Product actually used in clinical trials to develop and obtain regulatory approval for Products or Combination Vaccine; and (ii) the fair market value of amounts of Product or Combination Vaccine actually used by Licensee, its Affiliates or its contractors for product testing or retention which is specifically required by a regulatory authority in the Territory and/or used by Licensee or its Affiliates as product samples for which no consideration is paid, provided the quantity of Product or Combination Vaccine actually utilized for purposes of such clinical trials, retention and product testing and/or product samples shall not exceed in the aggregate for all of these purposes ten percent (10%) of annual Product sales during any given Royalty Year during this Agreement. With respect to Net Sales of Combination Vaccine, for which no royalty has previously been paid to Licensor on Product used in the manufacture of such Combination Vaccine, and for which the Product and each of the other active agents or active ingredients not constituting Products have established market prices when sold separately (market prices as to Product being defined as the ex works price charged by Licensee, its Affiliates or Sub-Licensees as manufacturers, or in the case of other active agents or active ingredients being defined as the ex works price charged by the manufacturer, in a direct arms length sale to a third party), Net Sales shall be determined by multiplying the sales price for each Combination Vaccine by a fraction, the numerator of which shall be the established market price for the Product contained in the Combination Vaccine and the denominator of which shall be the sum of the established market prices for the Product plus the other active agents or active ingredients contained in the Combination Vaccine. To the extent that this formula is inapplicable at any particular time, the Parties shall discuss and agree in good faith upon a fair and equitable method of calculating Net Sales for the Combination Vaccine in question.”

If the Product is sold as a Bundled Product (as hereafter defined) in a country in the Territory, then the Net Sales for the Product attributable to such Bundled Product shall be the average price of Product sold in such country in the Territory during the applicable period, provided that in any event any discount applied to such Bundled Product shall in any event be applied at the same discount across all products sold by Guarantor and its Affiliates with the Bundled Product (i.e., no disproportionate discount shall apply to the Licensed Product). “Bundled Product” means products in which a non-Product is sold or discounted together with a Product for purchase by or for resale to a customer. In any event, Licensee and its respective Sublicensees and Affiliates shall conduct pricing and discounting activities in a good faith, consistent manner without disadvantaging the Product relative to the other products priced or sold as Bundled Product.

1.19.	“Original License” has the meaning given thereto in the recitals;

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1.20.	“Party” or “Parties” means Licensor, Licensee, or Guarantor, or all of them, depending on the context.

1.21.	“Prior Agreements” means the Scigen-Distribution Agreement and the Production Rights Agreement.

1.22.	“Process” means Licensor’s proprietary process for the production of the Product, as was used at the Rehovot Facility for the production of an HbsAg vaccine as of the effective date of the Original License

1.23.	“Product” means HBsAg, either in bulk or Formulated, meeting the Specifications, to be manufactured by Licensee or CMO or a Sub-licensee and for sale by Licensee, an Affiliate of Licensee or Sub-licensee as a Hepatitis B virus vaccine. “Product” shall include, but not limited to, HBsAg for sale as a Therapeutic or as part of a Combination Vaccine it being understood that the Approved Product is a Product and not a “Combination Product” under this Agreement.

1.24.	“Production Rights Agreement” means the License Agreement entered into as of December 23, 1997 by and between Licensor and Scitech Genetics Pte. Ltd, a predecessor in interest to Licensee, as amended by Amendment No. 1 of January 18, 1998, an additional amendment effective June 1, 1999 and Amendment No. 3 effective February 1, 2001.

1.25.	“Rehovot Facility” means BTGIL’s former facility in Rehovot, Israel.

1.26.	“Regulatory Approval” means all governmental approvals required for the commercial production of the Product in any country in the Territory, or required to Market Product in any country of the Territory.

1.27.	“Royalty” shall have the meaning ascribed to such term in Section 8.1 below.

1.28.	“Royalty Year” means, as to each individual country in the Territory, consecutive twelve (12) month periods commencing upon the date of Regulatory Approval being obtained therein.

1.29.	“Scigen-Distribution Agreement” means the License Agreement entered into as of November 22, 1988 by and between Licensor and Scitech Medical Products Pte. Ltd, a predecessor in interest to Licensee, with respect to the marketing and distribution of the Product, as amended by Amendment No. 1 of October 1, 1995, Amendment No. 2 of December 22, 1996 and Amendment No. 3 effective December 1997.

1.30.	“Sci-B-Vac” has the meaning given thereto in the Recitals.

1.31.	“Signature Date” means the first date upon which the signatures of both Parties shall have been affixed to this Agreement.

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1.32.	“Specifications” means characteristics which, subject to the relevant Regulatory Approvals, are the same or may be substantially similar to those set forth in Exhibit A which is attached hereto and made a part hereof, or such other mutually agreed upon specifications.

1.33.	“Sub-Licensee” means any party, other than an Affiliate, including, without limitation, collaborators, development or commercialization partners, or similar party to whom Licensee has sublicensed any of its rights to the Technology hereunder to manufacture Product.

1.34.	“Sub-License Agreement” has the meaning given thereto in Section 8.10.

1.35.	“Technology” means the Clone, and any know-how and information provided by Licensor (or its predecessors) to Licensee which relates to the manufacture of the Product which shall include all trade secrets generally disclosed in the Original License, including, without limitation, manufacturing procedures, the Specifications, standard operating procedures or protocols for the Process and the analytical tests and quality control and testing procedures and validation protocols and expertise applied to the manufacture of the Product, provided, however that it shall not include (i) procurement or compliance with local standards and requirements; (ii) validation and related standard operating procedures for the manufacturing facility; (iii) any scale changes at the manufacturing facility or work flowing from such changes; (iv) the transfer of the Product into any receptacle other than bottles and into vials from bottles; (v) any modifications made to the manufacturing process or procedures by Licensee without the assistance of Licensor or its predecessors or (vi) standard operating procedures generated by Licensee which are not based on standard operating procedures obtained from Licensor or its predecessors.

1.36.	“Term” shall have the meaning ascribed to it in Section 14.1.

1.37.	“Territory” means all of the countries in the world.

1.38.	“Therapeutic” means Product or Combination Vaccine for use against infections caused by the Hepatitis B virus.

2.	Restatement

2.1.	The Parties agree that, except for the representations and warranties of Savient in 11.2 of the Original License, which shall survive, this Agreement shall restate and replace the Original License in its entirety and shall, from and after the Effective Date, govern the relationship of the Parties with respect to the subject matter hereof.

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Without derogating from the generality of the foregoing, the Parties hereby release and discharge each other and their respective Affiliates, successors and assigns from any claims, demands, and rights of action arising out of and/or based upon any act or omission committed by either of them or an Affiliate under the Original License, prior to the Effective Date, including, without limitation, any demand for payment or reimbursement of any payment.

3.	License Grant

3.1.	Licensor hereby grants to Licensee the following rights, and only for the Licensed Indications:

3.1.1.	the exclusive right and license (a) to utilize the Technology and other Confidential Information disclosed by Licensor for the purpose of manufacturing, or having manufactured, Product; (ii) to sublicense any of the rights granted to Licensee hereunder to Sub-Licensees, subject to the applicable terms and conditions of this Agreement.

3.2.	The Parties agree and acknowledge that the Process and any Technology, Confidential Information and related information, data and materials provided to Licensee under the Original Agreement are specific to the Product and its manufacture, marketing, sale and distribution and do not relate to, and consequently no restrictions, subject to Section 21.13 below, shall apply hereunder with respect to other products (including products using the Product, such as Combination Vaccine) and the manufacture thereof.

3.3.	Nothing contained in this Agreement, or in the definition of the terms “manufacture,” “produce or production” as used in this Agreement, shall be deemed to in any way restrict Licensee or a third party, subject to Section 21.13 below, engaged by Licensee on Licensee’s behalf from formulating Formulated Product and filling and packaging commercial containers for Product from bulk Product, or using Product in the manufacture of Combination Vaccine, anywhere in the world, without restriction.

4.	Regulatory Approvals

4.1.	Licensee shall be fully responsible for preparing, duly filing and actively prosecuting applications for Regulatory Approval of the Product in the US, Europe and Canada and in such other countries in the Territory which it so chooses, in its own name or the name of an Affiliate, or only if it is not possible to file for Regulatory Approval of the Product except in the name of a Distributor, then in the name of the Distributor. Licensee shall keep Licensor currently informed about the progress made towards obtaining Regulatory Approval of the Product in each country in the Territory where such approval has been sought and shall provide Licensor with written reports in reasonable detail on an annual basis. Licensee shall also promptly notify Licensor, in writing, of the receipt of Regulatory Approval of the Product in any country in the Territory, as soon as such Regulatory Approval is obtained.

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4.2.	Licensee has obtained Regulatory Approval for Sci-B-Vac in the United States and Europe. The obligation in this section 4.2 is not time specific and Licensee shall have complete discretion as to the process of obtaining Regulatory Approval of Sci-B-Vac so long as Licensee is complying with the terms and conditions of this Agreement (including the obligation to use its commercially reasonable efforts).

5.	Non-Competition

5.1.	During the Term of this Agreement, neither Licensee nor its Affiliates shall, directly or indirectly, manufacture, distribute, sell or otherwise transfer any Hepatitis B Competitor; it being understood and agreed that any acquiror of all the capital stock of either Guarantor or Licensee shall not be deemed to be subject to the restrictions of this Section 5.1.

6.	Distributors

6.1.	Licensee, or its Affiliates as applicable, shall be entitled, in its sole discretion and at its sole responsibility, to Market Product through Distributors pursuant to arrangements with such Distributors consistent and complying with the following:

6.1.1.	Distributor shall keep confidential, shall not disclose Confidential Information regarding this Agreement disclosed to it by Licensee or its Affiliates or the CMO and shall return to Licensee or its Affiliates or to the CMO or destroy all documents containing such Confidential Information promptly, upon the termination of the distributorship; and

6.1.2.	that if it is not possible to file for Regulatory Approval of the Product except in the name of the Distributor, then upon termination of the Distributorship, Distributor shall, at Licensee request, and without cost, promptly assign to Licensee or Licensee nominee, any application for Regulatory Approval of the Product theretofore made in the Distributor’s jurisdiction, or any such Regulatory Approval to the extent permitted by applicable law.

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6.2.	For the avoidance of doubt, Licensee shall refrain from disclosing any Confidential Information that constitutes any aspect of the Technology which constitutes a trade secret of Licensor to any Distributor.

6.3.	Licensee shall promptly notify Licensor, in writing, of the appointment of each Distributor and its name and address.

7.	Milestone Payments; Consideration For Rights and Licenses

7.1.	The following non-refundable, milestone payments to Licensor were paid by Licensee pursuant to the Original License as full and complete consideration for the rights and licenses granted thereby, which rights and licenses replaced and superceded the rights granted under the Prior Agreements:

7.1.1.	[***] which were remitted by Licensee to Licensor in December of 2003, receipt of which Licensor hereby acknowledges; and

7.1.2.	[***] which was paid by Licensee to Licensor on or before December 1, 2004.

8.	Royalties and Reporting

8.1.	In consideration for the grant of the Technology and other Confidential Information licensed or otherwise disclosed under this Agreement, Licensee shall pay or cause to be paid to Licensor during the Term a royalty at a fixed rate of three and a half percent (3.5%) of Net Sales (the “Royalties”).

8.2.	Licensee shall report to Licensor in writing, within thirty (30) days of the end of each calendar quarter, Net Sales during such quarter along with a calculation of the Royalties owed to Licensor, broken down by types of Product (vaccines, Combination Vaccines and Therapeutics), the country of manufacture, and the country of sale. Each such report shall be signed by Guarantor’s Chief Financial Officer and accompanied by payment of the amount due.

8.3.	Following the date of first sale of a Product, by January 31st of each year during the Term, Licensee shall furnish Licensor with a written statement certified by Guarantor’s Chief Financial Officer, containing Net Sales during the just ended calendar year. Licensor shall have the right to request certification of such statement, by an independent auditor of the books and records of Guarantor and Licensee and their respective Affiliates. Licensor shall be solely responsible for the cost of such auditor, unless such auditor finds any inaccuracy in the statement, in which case Licensee shall forthwith pay to Licensor the full cost of the independent auditor (if but only if there is a five percent (5%) inaccuracy) and any additional payment due under such auditor’s certification.

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8.4.	All payments to be made to Licensor pursuant to this Agreement shall be made in United States Dollars to such bank account as Licensor may direct from time to time during the Term.

8.5.	Licensee shall keep and shall cause its Affiliates engaged in sales of Product to keep true and complete records in accordance with generally accepted accounting principles on Net Sales in relation to the Product. Such records shall contain sufficient detail to enable the determination of any Royalty or other payment due to Licensor hereunder.

8.6.	Upon reasonable written notice to Licensee, Licensor, through its designated accountants (“CPA”), shall have access during normal business hours and at Licensor’s expense to all such records of Licensee and its Affiliates at the end of every calendar year and within the period of three (3) years thereafter.

8.7.	Licensor’s CPA shall report to Licensor on such records only to the extent reasonably necessary to enable Licensor to assess whether the obligation of Licensee and its Affiliates with respect to the maintenance of such records has been fulfilled and/or to determine the amount of any Royalty or other payment due to Licensor hereunder. The CPA shall be obligated to maintain the confidentiality of such records.

8.8.	Licensee shall withhold and pay to the appropriate authorities in respect of any amount due to Licensor as Royalties, any and all withholding taxes imposed by any taxing authority. In such event, Licensee shall provide Licensor with evidence of such withholding and payment. All payments due herein shall otherwise be made without any set-offs or deductions of any nature.

8.9.	Foreign currency shall be converted into United States Dollars using an exchange rate equal to the exchange rate for the purchase of United States Dollars, as reported by The Wall Street Journal, on the last day of the calendar quarter for which the payment is due.

8.10.	Licensee will pay, within five (5) business days of its receipt, to Licensor thirty percent (30%) of any and all Consideration (as defined below) Licensee and Guarantor and their respective Affiliates and assigns received for a sublicense or other grant of rights to any Sub-Licensee, (a “Sub-License Agreement”). Licensee shall supply to Licensor a complete unredacted copy of each such Sub-License Agreement, together with such payment, provided that Licensor shall not disclose such Sub-License Agreement in whole or in part to any third party. “Consideration” shall mean any and all non-royalty consideration, in any form, received by Licensee or Guarantor and/or their respective Affiliates from such Sub-Licensee (other than consideration based on Net Sales for which a royalty is due under this Agreement). Licensee covenants and agrees that it will not intentionally structure the financial terms of such Sub-License Agreements in a manner intended to avoid, reduce or diminish the amount of Consideration that would otherwise be subject to the terms of this Section 8.10 or its obligations to pay the specified portion thereof to Licensor.

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8.11.	The thirty percent (30%) payment described in Section 8.10 shall not apply to a grant of rights in or relating to the countries in the Original Territory (which is the Territory as defined in the Original Agreement, prior to any amendment) or the Berna Territory countries, each as described in Exhibit B. With respect to the countries described in Exhibit B, Licensee covenants and agrees that it will not intentionally structure the financial terms of any Sub-License Agreement in or relating to such countries in a manner intended to avoid, reduce or diminish the amount of Royalties that would otherwise be due to Licensor pursuant to Section 8.1.

8.12.	The provisions of Section 8 shall apply, mutatis mutandis, to payments and reports that shall be due to Licensor in respect of any Consideration, and all references to Affiliates thereunder shall be construed as including Sub-Licensees. For the avoidance of doubt, Licensee guarantees the compliance by any Sub-Licensee with any commercial provision of a Sub-License Agreement, unless, but only to the extent, that such Sub-Licensee enters into an agreement with Licensor which covenants and agrees to full performance of Sub-Licensee’s obligations under this Agreement.

9.	Representations and Warranties by Licensor

9.1.	Subject to Section 10, as of June 3, 2004 (the original date of the Original License Agreement), Licensor represented and warranted to Licensee as follows:

9.1.1.	Licensor had all right, title and interest in and to the Vaccine (defined for purposes of this section only as “Hepatitis B virus vaccine containing HBsAg that was manufactured for Licensor at the Rehovot Facility, but is not the Product”), the patent rights in patents directed to the manufacture of HBsAG, the Process and the Technology, which were free and clear of any liens, charges, encumbrances or other security interests in the Original Territory (as described in Exhibit B);

9.1.2.	The Process had enabled Licensor to produce HBsAG meeting the Specifications as specifically listed in Exhibit A, at the Rehovot Facility, when [***] with [***]; and

9.1.3.	The Clone was to be provided to Licensee in viable condition and was to be unchanged from that used in the Rehovot Facility.

9.2	EXCEPT AS SPECIFICALLY SET FORTH IN SECTION 9.1 LICENSOR DISCLAIMS ALL OTHER EXPRESS AND IMPLIED WARRANTIES ON THE PRODUCT, PROCESS AND THE TECHNOLOGY (AS SUCH TERMS ARE DEFINED IN SECTION 1 ABOVE). For the avoidance of doubt, Licensor does not warrant that the Process and the Technology shall enable Licensee to produce HBsAG meeting the Specifications.

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10.	Representations. Warranties and General Undertakings by Licensee

10.1.	Effective as of the original date of the Original License Agreement, Licensee accepted the Process and the Technology “as is”;

10.2.	Effective as to the original date of the Original License Agreement, Licensee undertakes to Licensor as follows:

10.2.1.	Licensee shall comply, and shall ensure that the CMO complies, with the relevant terms of this Agreement and applicable laws; and

10.2.2.	In carrying out Licensee’s undertakings and responsibilities pursuant to this Agreement, Licensee shall comply, and shall ensure that the CMO and/or Sub-Licensee comply, in all material respects, with all laws and regulations, licenses, permits, approvals and procedures applicable in any country of the Territory where Product is manufactured.

10.3.	Licensee, at its own expense, shall be responsible for obtaining and causing to remain in effect such licenses, permits, approvals, and consents as may be required for its performance and responsibilities under this Agreement, and also those of any Distributor. Such licenses, permits, approvals and consents shall, wherever possible, be in Licensee’s own name.

10.4.	Licensee shall immediately report to Licensor on:

10.4.1.	any material development coming to its attention which may, in any way, materially and adversely affect its performance under this Agreement; and

10.4.2.	any breach by the CMO of the terms and conditions of this Agreement; and

10.4.3.	any serious adverse event alleged or known to be a result of the use of Product.

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11.	Indemnification

11.1.	Licensee shall assume responsibility for, and shall defend, indemnify and hold Licensor and its Affiliates harmless against and from any and all losses, expenses (including reasonable attorneys’ fees and expenses at trial and appellate levels), recoveries and damages, including costs and expenses of a total or partial Product recall, arising out of, based on or caused by, any claim, suit or proceeding brought by a third party relating to or resulting from any breach by Licensee (or any employee, agent, contractor or Affiliate of one or more of Licensee or the CMO or a Sub-Licensee) of any of its obligations hereunder including the representations, warranties and undertakings of Section 10, or from the manufacture and/or supply of Product by the CMO for Licensee, or from the supply of Product by Licensee to any other party who purchases Product from Licensee, or from the negligence or other wrongdoing of Licensee or any of the above, provided that Licensee shall incur no obligation to defend, indemnify or hold Licensor and its Affiliates harmless against and from any liabilities resulting from a breach by Licensor (or any employee, agent or contractor of Licensor, or its Affiliates) of any of their obligations hereunder or from Licensor’s gross negligence or other wrongdoing of Licensor or its Affiliates (or any employee, agent or contractor thereof).

11.2.	In no event shall Licensor (or its Affiliates) be liable for any representation or warranty, express or implied, with respect to the Product or the Technology which may have been made or given by Licensee or the CMO; or any Sub-Licensee; or any employee, agent, or contractor of Licensee or of the CMO or of any Sub-Licensee, and which representation or warranty was not specifically authorized by Licensor in writing, and Licensee shall indemnify Licensor and hold it harmless against and from any liability, loss or expense arising from any third party claims resulting from any such representation or warranty.

11.3.	Licensor shall promptly notify Licensee in writing of its receipt of notice of any claim or any actual or threatened legal action initiated against Licensor as to which this Section 11 applies. Licensor shall cooperate with Licensee in the defense of the claim or action and Licensee shall keep Licensor informed of developments in such action.

11.4.	In the case of an action against Licensor, or its Affiliates to which this Section 11 applies, Licensee shall consult Licensor with respect to the choice of attorneys for the defense of the action, and furthermore, in addition to the attorneys selected by Licensee to defend the action, Licensor shall also be entitled to engage at its own expense its own attorneys to assist in such defense.

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12.	Infringement

12.1.	Licensee shall be responsible for ensuring that it is free to operate in those countries of the Territory where it makes, uses and sells Products and Licensee shall refrain from committing any act, and shall ensure that the CMO and any Sub-Licensee do not commit any act, which Licensee has reason to believe, infringes upon an issued patent in the country in which such act takes place. It is understood and agreed that Licensor does not hereby and will not warrant to Licensee or the CMO or any Sub-Licensee that the Technology, the Process, the Product or, without limitation, manufacture, use or Marketing of the Product does not and will not infringe any patent owned by a third party, and Licensor shall have no responsibility whatsoever to defend against any claim, suit and/or proceeding asserted or filed against Licensor and/or Licensee and/or the CMO and/or a Sub-Licensee or their Affiliates (or any employee, agent or contractor thereof) alleging such infringement. Licensee shall assume full responsibility for, and shall defend, indemnify and hold Licensor harmless against and from any and all such patent infringement suits filed by a third party directly or indirectly in relation to the Licensee’s use of the Product, the Process and the Technology.

13.	Relationship of Parties

13.1.	The relationship between Licensee and Licensor under this Agreement is that of licensor and licensee, and nothing contained in this Agreement shall constitute either Party as the agent or representative of the other Party for any purpose whatsoever.

13.2.	In particular, but without derogating from the generality of the foregoing, neither Party shall have any right to assume or create any obligation, contract or commitment, expressed or implied, or make any representation, on behalf, or in the name, of the other Party, and each Party shall indemnify and hold harmless the other Party against and from any liability arising from any such act by such Party.

14.	Term and Termination

14.1.	Unless earlier terminated pursuant to any provision of this Agreement, this Agreement shall remain in force on a country-by-country basis in the Territory (the “Term”) until the date which is seventeen (17) years after the date of commencement of the first Royalty Year in respect of such country (each, a “License Period”). The Parties confirm that, pursuant to the Original License, upon expiry of the full term of the first License Period having commenced, Licensee exercised its option to extend the Original License in respect of all the countries of the Territory to a full license term of seventeen (17) years by payment to Licensor of a one-time lump sum payment of (U.S. Dollars One Hundred Thousand (US$100,000) in April of 2019.

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14.2.	Provided that the license has been in effect for, and elapsed after, a seventeen (17) year License Period with respect to a country in the Territory, Licensee shall thereafter have a royalty-free license to the Technology in such country.

14.3.	Upon termination of this Agreement, Licensee and the CMO and any manufacturing Sub-Licensee shall immediately cease the manufacture, marketing, sale and distribution of Product in those countries of the Territory where Royalties have not been paid for the full seventeen year Term and shall return to Licensor all Technology and other Confidential Information in their possession, including the Clone and all clones derived therefrom in use in such countries. Upon the termination of this Agreement, Licensee shall, at Licensor’s request, promptly assign to Licensor or Licensor’s nominee, any application for Regulatory Approval or any Regulatory Approval obtained in those countries of the Territory where Royalties have not been paid for the full seventeen year Term. If any application cannot be so transferred or assigned, Licensee shall, at Licensor’s request, actively continue to process such application and shall assign such Regulatory Approval when received, and Licensor shall reimburse Licensee for its reasonable out-of-pocket expenses. Once transferred, Licensee will not retain any residual rights to any such application or Regulatory Approval.

14.4.	Licensor shall have the right to terminate this Agreement by written notice to Licensee if Licensee should:

14.4.1.	be declared bankrupt or insolvent, or request or suffer the appointment of a receiver for its assets, or make a composition with its creditors or take or suffer any similar action in consequence of debt;

14.4.2.	fail to make any payment due Licensor under this Agreement for a period of forty-five (45) days following notice from Licensor that such payment is due;

14.4.3.	fail to prevent the Technology from being transferred without Licensor’s and the IIA’s prior written consent;

or

14.4.4.	otherwise breach any material provision of this Agreement and fail to cure such breach within sixty (60) days after Licensor gives notice of such breach to Licensee.

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14.5.	Licensee shall have the right to terminate this Agreement by written notice to Licensor if Licensor should:

14.5.1.	be declared bankrupt or insolvent, or request or suffer the appointment of a receiver for its assets, or make a composition with its creditors or take or suffer any similar action in consequence of debt; or

14.5.2.	breach any material provision of this Agreement and fail to cure such breach within sixty (60) days after Licensee gives notice of such breach to Licensor.

14.6.	No Party shall be entitled to any compensation upon, or by reason of, the termination of this Agreement for any reason, other than for the material breach of this Agreement by the other Party, except that each Party shall be entitled to collect any debt then owed to it by the other Party and shall have any rights that this Agreement provides upon termination.

15.	Force Majeure

15.1.	Each Party shall be relieved of its obligations under this Agreement to the extent that fulfillment of such obligations shall be prevented by strikes, embargoes, riots, fires, floods, war, hurricanes, windstorms, acts or defaults of common carriers, governmental laws, acts or regulations, contamination, shortages of materials or any other occurrence, whether or not similar to the foregoing, beyond the reasonable control of the Party whose performance is affected thereby.

15.2.	If any Party is prevented from fulfilling its obligations under this Agreement by reason of a circumstance covered by this Section 15, the Party unable to fulfill its obligations shall, upon the occurrence of any such circumstance, promptly notify the other Parties of such circumstance and of the likely duration thereof, use its reasonable commercial efforts to alleviate each circumstance and promptly continue performance hereunder upon the cessation of such circumstance.

16.	Confidentiality

16.1.	Commencing on the Signature Date, during the Term and at all times thereafter, each of Licensor and Licensee shall retain in strict confidence all Confidential Information obtained from the other pursuant to, or in connection with, this Agreement. Neither Party shall disclose any Confidential Information of the other to any person, firm or corporation, or any other third party. Neither Party shall use any such Confidential Information for any purpose not contemplated by this Agreement.

16.2.	Notwithstanding the foregoing, each of the Parties may disclose Confidential Information of the other:

16.2.1.	to its (or its Affiliates) directors, officers, employees, Sub-Licensees, commercial and research and development collaborators, and consultants, to the extent, if any, required for the performance of their duties in connection with this Agreement, provided each such person is individually and personally obligated in writing to comply with confidentiality undertakings no less stringent than the provisions of this Section 16;

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16.2.2.	to the extent necessary to obtain Regulatory Approvals; or

16.2.3.	to the extent required by law, regulation or judicial order, or the rules and regulations of any stock exchange, provided that prior to disclosure pursuant to this clause the disclosing Party gives to the other Party prompt notice of such required disclosure and fully cooperates with such Party’s efforts to obtain a protective order or other appropriate remedy; and provided further that any such disclosure shall be in writing, shall, to the extent possible, be designated confidential at the time of disclosure, and shall be held by the recipient in accordance with the provisions of this Section 16.

16.3.	The obligations of nondisclosure and nonuse pursuant to this Section 16 shall not apply to any Party with respect to any Confidential Information of the other Party that such Party can establish by written record:

16.3.1.	was known to such Party prior to the disclosure thereof by the other Party; or

16.3.2.	was in the public domain prior to the disclosure thereof to such Party or subsequently entered the public domain by some means other than as a result of a breach of this Agreement by such Party; or

16.3.3.	was subsequently disclosed to such Party by a third party having a lawful right to make the disclosure.

17.	Limitation on Remedies

Except as specifically set forth herein, neither Party shall be liable to the other Party under any circumstances for any special, indirect, incidental or consequential damages, lost profits, business interruption losses, or loss of business relationships.

18.	Governing Law; Litigation

18.1.	This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Jersey, United States of America, without regard to the conflicts of laws provisions therein.

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18.2.	Licensee hereby irrevocably submits to the jurisdiction of the federal courts and the state courts of the State of New Jersey with respect to any legal proceedings in connection with this Agreement, confirms that the service of process out of such courts and delivered by certified mail or courier, fees prepaid, shall be deemed to be service upon Licensee for purposes of such legal proceedings; waives any objection it may have that such legal proceedings have been brought in an inconvenient forum; and agrees to produce witnesses in New Jersey which are reasonably identified by Licensor for depositions or as witnesses at trial. All such proceedings shall be conducted in the English language.

18.3.	Nothing contained herein shall bar Licensor from applying to any court for injunctive relief to prevent the breach or threatened breach of the provisions hereof. Without derogating from the generality of the foregoing, each Party hereby consents to the jurisdiction of such country or countries in which other Party elects to seek an injunction in favor of Licensor preventing breach of this Agreement.

18.4.	Licensee shall maintain and keep in force for the Term of this Agreement comprehensive general liability insurance and product liability insurance, each of which shall have a limit which is at least [***] per occurrence and in the aggregate. Such insurance shall be placed with a first class insurance carrier with at least a BBB rating by Standard & Poors. Promptly after execution and delivery of this Agreement, Licensee shall furnish a certificate of insurance evidencing the foregoing coverage and limit.

19.	Insurance

19.1.	Employers’ liability insurance shall cover any employee of any kind.

20.	Notices

20.1.	All notices and other communications required or desired to be given or sent by one Party to the other Party shall be in writing and shall be deemed to have been given: (a) on the date of delivery, if delivered to the persons identified below, (b) five (5) business days after mailing if mailed, with proper postage, by certified or registered mail, postage prepaid, return receipt requested, addressed as set forth below, (c) on the date of receipt if sent by email, or (d) three (3) business days after delivery to a nationally recognized overnight courier service marked for overnight delivery, as follows:

If to Licensee:

SciVac Ltd.

13 Gad Feinstein Rd

Rehovot, 7610303 Israel

Attn: Chief Financial Officer

cmnulty@vbivaccines.com

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with a copy to: Legal Counsel

mbradley@vbivaccines.com

If to Licensor:

Ferring International Center SA

Ch. De la Vergognausaz 50,

1162 Saint-Prex, Switzerland

Attn: Chief Legal Officer

Ferring-General-Counsel@ferring.com

or to such other address as may be designated by notice; provided that any notice of change of address shall be effective only upon receipt.

21.	Miscellaneous

21.1.	Any payment not received when due shall bear interest from the due date at the rate of [***] per month (or such other percentage, if lower, as shall not exceed the maximum rate permitted by law).

21.2.	This Agreement, together with the exhibits attached hereto, constitutes the entire agreement between the Parties with respect to Licensor’s HBsAg-based Technology and Products in any form, and supersedes all prior understandings, agreements and discussions between them and/or their Affiliates, oral or written, with respect to such subject matter.

21.3.	This Agreement shall not be modified or amended except by a written instrument referencing this Agreement signed by the Parties hereto.

Neither Party shall assign its rights or obligations under this Agreement, or any intellectual property rights or Technology licensed under this Agreement, either in whole or in part, without the prior written consent of the other Party except to a party acquiring all of the assigning party’s business to which this Agreement relates. Any assignment in violation of this Section 21.3 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

21.4.	This Agreement has been prepared jointly and shall not be strictly construed against either Party.

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21.5.	No waiver or failure to act, with respect to any breach or default under this Agreement, whether or not the other Party has notice thereof, shall be deemed to be a waiver with respect to any subsequent breach or default, whether of a similar or different nature.

21.6.	Those provisions of this Agreement which are intended to survive the termination, expiration or nullification of this Agreement, including, without limitation, the provisions of Sections 2, 8.5, 8.6, 14.2, 16, 17, 18, 19, 20, 21.1, 21.4, 21.6, 21.7, 21.10, 21.11, 21.12, and 21.13 shall so survive and shall be enforceable according to the terms set forth herein.

21.7.	The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unenforceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest possible manner to give effect to the purposes hereof. The Parties further agree to replace such void or unenforceable provisions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

21.8.	The Parties will execute and deliver such other instruments and take such other steps as may be necessary to fully effect this Agreement.

21.9.	The Parties agree that press releases and other public communications of any sort relating to this Agreement or the matters contemplated hereby are subject to the approval of both Parties hereto, such approval not to be unreasonably withheld; provided, however, that Licensee may make such public communications as may be required of it as a publicly traded corporation on the NASDAQ stock exchange in the United States of America.

21.10.	Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto, or their respective permitted successors and assigns, any benefits, rights or remedies. All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference. They do not define, limit, extend or describe the scope of this Agreement or the intent of any of its provisions.

21.11.	Neither Licensee nor Licensor shall settle or compromise any claim or action in a manner that imposes any material restrictions or obligations on the other Party without such other Party’s prior written consent, which consent shall not be unreasonably withheld.

21.12.	This Agreement may be executed electronically and in counterparts and signature pages may delivered by electronic transmission, each of which will be deemed an original, and both of which together will constitute one and the same instrument.

21.13.	Notwithstanding anything hereinabove to the contrary, where approval is required by the IIA in order to engage in any act contemplated under this Agreement, such approval shall be deemed a condition precedent for such act.

21.14.	Guarantee. Guarantor hereby agrees to be bound by the terms and conditions of Exhibit C until such time as this Agreement is assigned to a third party, in which event the guarantee in Exhibit C shall only apply to obligations of Licensee which have accrued up until the date of the assignment.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Licensor and Licensee are duly authorized for themselves and their Affiliates and have caused this Agreement to be executed by their duly authorized representatives as of the dates written below.

SCIVAC LTD.

By:	/s/ Jeffrey Baxter
Jeffrey Baxter
Title:	Chief Executive Officer
Date:	October 18, 2022

VBI VACCINES INC.

By:	/s/ Jeffrey Baxter
Jeffrey Baxter
Title:	Chief Executive Officer
Date:	October 18, 2022

FERRING INTERNATIONAL CENTER S.A.

By:	/s/ Curt McDaniel
Curt McDaniel
Title:	Senior Vice President and Chief Legal Officer
Date:	October 18, 2022

By:	/s/ Dominic Moorhead
Dominic Moorhead
Title:	Executive VP and Chief Financial Officer
Date:	October 18, 2022

List of Exhibits

A	Specifications
B	Countries
C	Guarantee

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EXHIBIT A

Specifications

[***]

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EXHIBIT B

Countries

[***]

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EXHIBIT C

Guarantee

1. Guarantee. The Guarantor hereby guarantees to Licensor as a primary obligor and not merely as a surety, the due and punctual payment of all of the obligations of Licensee and for the due and punctual performance of its obligations under this Agreement (the “Guaranteed Obligations”). The Guarantor agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require as a condition to its obligations hereunder that any resort be had by Licensor. The Guarantor waives demand of payment from to the Licensor of any of the Guaranteed Obligations, filing of claims with a court in the event of insolvency or bankruptcy of the Licensee, any right to require a proceeding first against the Licensee.

2. No Limitations, Etc. The Guarantor agrees that (to the fullest extent permitted by law) its obligations hereunder are unconditional and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations (other than the defense of payment or performance) or the absence of any action to enforce the same or waiver or consent with respect to any provisions hereof or thereof. Without limiting the generality of the foregoing, to the fullest extent permitted by applicable law, the guarantees of Guarantor shall not be discharged or impaired or otherwise affected by, and Guarantor hereby waives any defense to the enforcement hereof by reason of, any circumstance (other than the defense of payment or performance) (including without limitation, any statute of limitations) that might otherwise constitute a legal or equitable discharge of, Licensee.

3. Reinstatement. The Guarantor agrees that its guarantee hereunder shall continue to be effective, or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by any court of competent jurisdiction upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Licensee, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Licensee or any substantial part of its property, or otherwise, all as though such payments had not been made. In the event that any payment, or any part thereof, of any of the Guaranteed Obligations is rescinded, reduced, restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Licensee, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Licensee or any substantial part of its property, or otherwise, the Guaranteed Obligation shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid or performed and not so rescinded, reduced, restored or returned.

4. Further Agreements. The Guarantor also hereby agrees to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by Licensor in enforcing any rights hereunder.

5. Amendments with respect to the Guaranteed Obligations. The Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Guaranteed Obligations made by Licensor may be rescinded by Licensor and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other person or entity for any part thereof, or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, , compromised, waived, surrendered or released by Licensor, and this Agreement and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Licensor and Licensee may deem advisable from time to time.

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